 PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: Jason Rando The Ruth Group (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical Reports Fourth Quarter and Full Year 2010 Financial Results

Provides 2011 Revenue and EPS Guidance

Fourth Quarter and Recent Highlights:
•	Revenue increased 26% year-over-year
•	Operating income increased 684% year-over-year
•	Net income increased 674% year-over-year
•	Thomas J. Sullivan appointed President and CEO

WARSAW, Ind., February 24, 2011 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced fourth quarter and full year 2010 financial results for the period ended January 1, 2011.

	Fourth Quarter			Total Year
(In millions, except per share data)	2010	2009	Change	2010	2009	Change
Revenue	$96.0	$76.4	26%	$360.8	$365.9	-1%
Operating Income	9.0	1.2	684%	28.2	36.3	-22%
Net Income	4.3	0.6	674%	14.0	21.8	-36%
EPS	$0.12	$0.02	500%	$0.39	$0.61	-36%

Non-GAAP*
Operating Income(1)	9.1	3.1	192%	29.2	39.2	-26%
Net Income(2)	4.9	1.8	166%	15.1	23.6	-36%
EPS(2)	$0.14	$0.05	180%	$0.42	$0.66	-36%

Revenue by Product
Instruments	$42.3	$32.0	32%	$145.4	$166.7	-13%
Implants	26.2	24.8	6%	111.3	108.0	3%
Cases	21.6	14.8	46%	81.7	68.5	19%
Other	5.9	4.8	23%	22.4	22.7	-1%
Total Revenue	$96.0	$76.4	26%	$360.8	$365.9	-1%

* See “Non-GAAP Financial Measures” below.
(1) Excludes facility consolidation and severance costs incurred in 2010 and 2009.
(2) Excludes facility consolidation and severance costs incurred in 2010 and 2009, as well as debt extinguishment costs incurred in 2010.

Revenue for the fourth quarter 2010 was $96.0 million, up 25.6% compared to $76.4 million in the same period last year and up 4.8% on a sequential basis from $91.5 million in the third quarter 2010.  The year-over-year revenue growth reflects improved customer demand in the Company’s orthopedic and other medical device businesses. The sequential revenue growth was driven primarily by increased customer demand in the Company’s Instruments business and reflects continued stabilization of the Company’s Instruments, Implants and Cases businesses in the second half of 2010.

Gross profit for the fourth quarter 2010 was $22.5 million, up 60.9% compared to $14.0 million in the same period last year and up 13.3% compared to $19.8 million in the third quarter 2010.  Gross margin percentage for the fourth quarter 2010 was 23.4%, compared to 18.3% in the same period last year and 21.7% for the third quarter 2010.  The gross margin expansion was a result of continued manufacturing efficiency improvements coupled with higher sales.  This gross margin expansion was partially offset by the Company’s continued investment in quality and regulatory services to support increased customer and FDA requirements.

Selling, general and administrative expenses in the fourth quarter 2010 were $13.4 million, compared to $10.9 million in the same period last year and $12.2 million in the third quarter 2010. The increase in selling, general and administrative expenses in the fourth quarter 2010 was primarily related to increased research and development expenses, direct sales activities at the SSI distribution unit, increased healthcare expense, as well as an increase in sales commissions related to higher revenue.  Facility closure and severance costs were negligible in the fourth quarter of 2010, compared to $2.0 million in the same period last year and $0.1 million in the third quarter of 2010.

Operating income for the fourth quarter 2010 was $9.0 million, up 683.7% compared to $1.2 million in the same period last year and up 19.9% compared to $7.5 million in the third quarter 2010. Operating margin for the fourth quarter 2010 was 9.4%, compared to 1.5% in the same period last year and 8.2% in the third quarter 2010. Excluding expenses related to facility consolidation and employee severance payments referenced above, operating income for the fourth quarter 2010 was $9.1 million, compared to $3.1 million in the same period last year and $7.6 million in the third quarter 2010.

The fourth quarter 2010 results include a debt extinguishment charge of $0.8 million pre-tax, or $0.5 million after tax, related to the Company’s debt refinancing activities completed during the fourth quarter of 2010.

The fourth quarter 2010 included a non-cash gain of $0.2 million for the mark to market of the Company’s interest rate derivative, compared to a non-cash gain for the interest rate derivative of $0.4 million in the fourth quarter 2009.  All existing interest rate derivative instruments were unwound during November 2010 in connection with the Company’s debt refinancing activities.

Income tax expense for the fourth quarter 2010 was $2.6 million, compared to an income tax benefit of $0.6 million for the fourth quarter of 2009.  The fourth quarter 2010 effective tax rate of 38% was higher than the Company’s expectations and full year 2010 rate of 36% due primarily to the unfavorable impacts of foreign taxes, which more than offset the favorable impact of the $0.3 million benefit from the Federal Research and Development tax credit, extended by the Federal Government in the fourth quarter of 2010.

Net income for the fourth quarter 2010 was $4.3 million, or $0.12 per diluted share, compared to $0.6 million, or $0.02 per diluted share, in the same period last year and $3.6 million, or $0.10 per diluted share, in the third quarter of 2010. Excluding the facility consolidation, employee severance payments and debt extinguishment charges referenced above, net income for the fourth quarter 2010 was $4.9 million, or $0.14 per diluted share, compared to $0.05 in the same period last year and $0.10 in the third quarter 2010.

The weighted average number of diluted shares outstanding during the fourth quarter of 2010 was 35,835,916.

Revenue for the full year 2010 was $360.8 million, compared to $365.9 million reported in the full year 2009. Gross margin percentage for the full year 2010 was 22.1%, compared to 23.8% for the full year 2009. Net income for the full year 2010 was $14.0 million, or $0.39 per diluted share, compared to $21.8 million, or $0.61 per diluted share, reported in the full year 2009. Excluding the facility consolidation, employee severance payments and debt extinguishment charge referenced above, net income for the full year 2010 was $15.1 million, or $0.42 per diluted share, compared to $23.6 million, or $0.66 per diluted share, reported in the full year 2009.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “Symmetry ended the year with our fourth consecutive quarter of sequential revenue growth driven by our core orthopedic and other medical device businesses, giving us confidence that the challenging market conditions which impacted our results in the second half of 2009 and into the first half of 2010 have abated. We were pleased to achieve robust revenue growth in our instrument business over the third quarter and stable volumes across the rest of our business.  This revenue growth, combined with increased efficiencies, resulted in improved margins in the quarter despite the ongoing spending in response to increased quality and regulatory requirements.  While these investments impact our bottom line results, over time we believe they will provide further differentiation us as our customers continue to consolidate their demand with trusted strategic providers.”

“In my first month as Symmetry’s Chief Executive Officer I have had the opportunity to see firsthand the Company’s manufacturing plants and to hear directly from our customers about the superior level of quality products and service that Symmetry is known for in the industry.  I believe that the strength of our brand equity, coupled with our quality and regulatory leadership, the depth and breadth of our technologies and our worldwide facilities and sales force, enable a strong foundation for growth.  In the months ahead we will develop a plan to further enhance profitability, as well as identify expansion opportunities where we can build upon our strengths or find attractive acquisitions to add to the Symmetry family which will bring additional services and or manufacturing competencies that will be attractive to customers as part of our Total Solutions offering.”

Fred L. Hite, Senior Vice President and Chief Financial Officer of Symmetry Medical, remarked, “In 2011, we anticipate that our revenue will grow in-line to slightly faster than the core orthopedic market, driven by market share gains and the increased diversification of our business. On the bottom line, we expect significant EPS expansion as we continue to improve margins throughout the year.”

Financial Guidance
The following forward-looking estimates regarding 2011 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2011, the Company expects revenue to be in the range of $363 million to $383 million. The Company expects full year 2011 GAAP earnings per diluted share to be in the range of $0.50 to $0.58 and full year 2011 non-GAAP earnings per diluted share to be in the range of $0.57 to $0.65.  The non-GAAP earnings per diluted share guidance excludes the impact of management transition expenses which are expected to negatively impact full year 2011 GAAP earnings per diluted share by approximately $0.07.

Conference Call
Symmetry Medical will host a conference call to discuss fourth quarter and full year 2010 financial results at 8:00 a.m. ET on February 24, 2011. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (800) 573-4840 for domestic callers and (617) 224-4326 for international. The reservation number for both is 65718196. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through May 24, 2011. In addition, a telephonic replay of the call will be available until March 10, 2011. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 64799370.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Non-GAAP Measures
The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude facility consolidation, severance costs, and debt extinguishment charges.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ the ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		YTD
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)

Revenue	$95,974	$76,403	$360,830	$365,943
Cost of Revenue	73,505	62,438	281,132	278,926

Gross Profit	22,469	13,965	79,698	87,017
Selling, general and administrative expenses	13,405	10,856	50,529	47,863
Facility closure and severance costs	44	1,958	961	2,822

Operating Income	9,020	1,151	28,208	36,332
Other (income)/expense:
Interest expense	1,133	1,597	5,698	6,647
Loss on debt extinguishment	828	-	828	-
Derivatives valuation gain	(151)	(427)	(1,328)	(1,173)
Other	315	49	1,111	428

Income before income taxes	6,895	(68)	21,899	30,430
Income tax expense	2,606	(622)	7,928	8,646

Net income	$4,289	$554	$13,971	$21,784

Net income per share:
Basic	$0.12	$0.02	$0.39	$0.61

Diluted	$0.12	$0.02	$0.39	$0.61

Weighted average common shares and equivalent shares outstanding:
Basic	35,457	35,328	35,451	35,308
Diluted	35,836	35,625	35,810	35,530

Symmetry Medical Inc.
Consolidated Balance Sheets

	January 1,	January 2,
	2011	2010
	(In Thousands)
Assets:
Current Assets:
Cash and cash equivalents	$15,067	$14,219
Accounts receivable, net	50,457	38,221
Inventories	70,373	62,301
Refundable income taxes	1,911	3,048
Deferred income taxes	4,597	5,738
Other current assets	3,281	3,648

Total current assets	145,686	127,175
Property and equipment, net	107,879	113,369
Goodwill	154,218	153,813
Intangible assets, net of accumulated amortization	39,601	42,729
Other assets	2,570	1,181

Total Assets	$449,954	$438,267

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$23,097	$19,494
Accrued wages and benefits	6,808	7,607
Other accrued expenses	3,881	5,113
Accrued income taxes	233	257
Revolving line of credit	3,692	3,320
Current portion of capital lease obligations	454	529
Current portion of long-term debt	1,397	20,400

Total current liabilities	39,562	56,720
Accrued Income Taxes	6,564	6,362
Deferred income taxes	17,692	17,646
Derivative valuation liability	-	2,982
Capital lease obligations, less current portion	2,418	2,887
Long-term debt, less current portion	87,349	69,200

Total Liabilities	153,585	155,797

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued January 1, 2011--35,950; January 2, 2010--35,840	4	4
Additional paid-in capital	279,592	278,176
Retained earnings	14,248	277
Accumulated other comprehensive income (loss)	2,525	4,013

Total Shareholders' Equity	296,369	282,470

Total Liabilities and Shareholders' Equity	$449,954	$438,267

Reconciliation of Non-GAAP Financial Measures
	Three Months Ended		Total Year
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating Income, as reported	$9,020	$1,151	$28,208	$36,332
Facility closure and severance costs	44	1,958	961	2,822

Operating Income excluding facility closure and severance costs	$9,064	$3,109	$29,169	$39,154

Net Income, as reported	$4,289	$554	$13,971	$21,784
Facility closure and severance costs	29	$1,273	$625	$1,835
Debt extinguishment costs	537	-	537	-

Net Income excluding facility closure and severance costs and loss on debt extinguishment	$4,855	$1,827	$15,133	$23,619

Earning per diluted share	$0.12	$0.02	$0.39	$0.61
Impact of facility closure and severance costs and loss on debt extinguishment per diluted share	0.02	0.03	0.03	0.05

Earning per diluted share, excluding facility closure and severance costs and loss on debt extinguishment	$0.14	$0.05	$0.42	$0.66